                                                                      EXHIBIT 12

                              HARTMARX CORPORATION
                       STATEMENT OF COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)


                                                  YEARS ENDED NOVEMBER 30,
                                       ----------------------------------------------
                                         2000    1999/(1)/   1998     1997     1996
                                       -------  ----------  -------  -------  -------
Earnings from continuing
 operations before provision for
 income taxes per Consolidated
 Statement of Earnings                 $14,565     $ 2,545  $23,585  $16,545  $ 7,700

Add:
   Interest Expense                     15,686      17,669   18,633   17,480   16,681
   Portion of rents representative
    of the interest factor/(a)/          3,277       3,565    3,622    3,736    3,424
                                       ----------------------------------------------
Income as adjusted                     $33,528     $23,779  $45,840  $37,761  $27,805
                                       ==============================================

Fixed charges:

   Interest expense                    $15,686     $17,669  $18,633  $17,480  $16,681

   Portion of rents representative
    of the interest factor /(a)/         3,277       3,565    3,622    3,736    3,424
                                       ----------------------------------------------
Fixed charges                          $18,963     $21,234  $22,255  $21,216  $20,105
                                       ==============================================

Ratio of earnings to fixed charges        1.77        1.12     2.06     1.78     1.38
                                       ==============================================


(1) 1999 earnings from continuing operations before provision for income taxes includes a non-cash writedown of systems development costs of $11,195. Excluding this charge, income as adjusted would have been $34,974 and the ratio of earnings to fixed charges would have been 1.65.

(a) Represents one-third of rent expense which management believes represents a reasonable approximation of the interest component of rent expense.